SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
                     OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number:1-14454

                            THE MARQUEE GROUP, INC.
            (Exact name of registrant as specified in its charter)

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                       888 Seventh Avenue, 40th Floor
                           New York, New York 10019
                                (212) 997-0300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

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            UNITS, EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND
                                  ONE WARRANT
           (Title of each class of securities covered by this Form)

                           COMMON STOCK AND WARRANTS
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



Rule 12g-4(a)(1)(i)      |X|         Rule 12g-4(a)(2)(ii)     |_|         Rule 12h-3(b)(2)(i)      |_|
Rule 12g-4(a)(1)(ii)     |_|         Rule 12h-3(b)(1)(i)      |_|         Rule 12h-3(b)(2)(ii)     |_|
Rule 12g-4(a)(2)(i)      |_|         Rule 12h-3(b)(1)(ii)     |_|         Rule 15d-6               |_|

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  Approximate number of holders as of the certification or notice date: NONE.

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
The Marquee Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    January 6, 1997                By: /s/ James E. Sileo
                                             -----------------------
                                             Name:  James E. Sileo
                                             Title: Chief Financial Officer